Exhibit 99.3
Greif, Inc.
Fourth Quarter 2016 Earnings Results Conference Call
December 8, 2016

CORPORATE PARTICIPANTS
Matt Eichmann Greif, Inc. - VP of IR and Corporate Communications
Pete Watson Greif, Inc. - President and CEO
Larry Hilsheimer Greif, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS
Adam Josephson KeyBanc Capital Markets - Analyst Ghansham Panjabi Robert W. Baird & Company, Inc. - Analyst Chris Manuel Wells Fargo Securities, LLC - Analyst
George Staphos BofA Merrill Lynch - Analyst
Justin Bergner Gabelli & Company - Analyst

PRESENTATION
Operator
Good morning. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to the Greif 2016 fourth-quarter and fiscal 2016 earnings conference call.

(Operator Instructions)

Mr. Matt Eichmann, Vice President, Investor Relations and Corporate Communications, you may begin your conference.

Matt Eichmann - Greif, Inc. - VP of IR and Corporate Communications
Thank you, Melissa. Good morning, everyone. Welcome to the question-and-answer portion of Greif's fourth-quarter and fiscal 2016 earnings conference call. Please take a moment to refer to the Q&A slide presentation we posted to our website this morning. Yesterday after the market closed, we posted our earnings slide presentation and recorded remarks on our most recent results to our website.

I'm now on slide 2. Responding to your questions this morning are Pete Watson, President and Chief Executive Officer, and Larry Hilsheimer, Executive Vice President and Chief Financial Officer.

Please turn to slide 3. This morning's question-and-answer session will contain forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from those projections or expectations.

During this question-and-answer session, certain non-GAAP financial measures may be discussed, including those that exclude the impacts of acquisitions and divestitures, special items such as restructuring charges and impairment charges, and acquisition-related costs. Reconciliation tables are included in our earnings release and the presentation posted on www.investor.Greif.com yesterday. Now I'd like to turn the call over to Pete Watson, Greif's President and Chief Executive Officer, for a few brief remarks.

Pete Watson - Greif, Inc. - President and CEO

Q4 2016 Earnings Results Conference Call Script Page 1

Thank you, Matt. Good morning, everyone. We appreciate your interest in Greif. Our Company is committed to building teams aligned to value delivery, delighting our customers through superior customer service excellence and achieving transformational performance, all with the explicit intent to deliver exceptional value to our customers and shareholders.

In Q4 our operating profit before special items was $15 million higher than the prior-year quarter. Fiscal 2016 showed improvement of $42 million versus prior year. In addition, we announced guidance for 2017 which includes Class A earnings per share before special items range of $2.78 to $3.08 per share. I'm very pleased with our continued progress but significant opportunities remain in each of our strategic business segments. We remain focused on unlocking additional value for our shareholders. Melissa, we're ready for the first question.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions)

Your first question comes from Adam Josephson from KeyBanc.

Adam Josephson - KeyBanc Capital Markets - Analyst
Thanks. Pete, Larry, good morning.

Pete Watson - Greif, Inc. - President and CEO
Good morning, Adam.

Adam Josephson - KeyBanc Capital Markets - Analyst
Just a couple questions about your guidance and then I'll get back in the queue. On the containerboard price increase, can you just help us understand what net benefit you're expecting in terms of EBIT or EBITDA from the price increase, appreciating that there was a previous medium price reduction. I'm just trying to understand what EBIT or EBITDA growth you're expecting and can you help us understand that?

Pete Watson - Greif, Inc. - President and CEO
Yes, sure will, Adam. Thanks for the questions. As you know, we do not give specific guidance to a business, so let me walk through the elements of the inputs that we put into guidance. We expect to have full realization of the containerboard increase through our entire system by the end of January 2017. For our full-year guidance, there's several inputs. Let me walk you through those.

Adam Josephson - KeyBanc Capital Markets - Analyst
Okay.

Pete Watson - Greif, Inc. - President and CEO
Volume wise, we have 550,000 tons of medium in our system out of 750,000, so if you walk through the price, you have to remember we had the
$15-a-ton reduction in medium several months ago. On top of that, in our guidance we have RISI’s published $40-a-ton increase for both linerboard and medium. We've also included the most recent OCC increase on input costs and it's a blended $10 in the Southeast and $5 in the Midwest and Northeast, which is the fiber basket we procure OCC. That's roughly a $385,000 impact on OCC. As reference for everybody, what we say is for every
$10 change up or down in OCC, that's about $550,000. Those were all the specific walk-through inputs we've used for our guidance for 2017 in the Paper Packaging price increase.

Adam Josephson - KeyBanc Capital Markets - Analyst

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Thanks, Pete. Also related to the guidance, you're guiding to about 20% earnings growth. It seems like with little if any benefit from improvement in the global economy, can you just help understand the above-the-line components and the below-the-line components and roughly how much of that 20% growth is coming above the line versus below? Then I'll get back in the queue. Thank you.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Adam, so basically, it breaks down at the mid point of that guidance range of ops improvements after tax of about $0.27 a share, interest after-tax benefit of about $0.12 a share, this would be below the line, and then just rate change on tax improvement of about $0.10 a share.

Adam Josephson - KeyBanc Capital Markets - Analyst
Thank you, Larry.

Operator
Your next question comes from Ghansham Panjabi from Robert W. Baird.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
Hey, guys, good morning.

Pete Watson - Greif, Inc. - President and CEO
Good morning.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
First off, can you give us is some more color on end-market demand for Rigid Packaging during your Q4 on a regional basis? Any regions that maybe surprised you, either positive or negative, during the quarter? Obviously the macro data has been very choppy by region, so just curious on what you actually saw.

Pete Watson - Greif, Inc. - President and CEO
That's great. Glad to do that, Ghansham. Overall, and I'll really focus on RIPS, overall, as you saw, we had net sales were impacted, flat volumes but higher pricing and margins and globally our IBC business and our large plastic drug business had good growth, 11.6% in IBCs and 7% in large plastic drums. Steel was negative 1.8% on volumes, predominantly impacted by EMEA and let me walk you through each region.

In North America, our steel drum business was basically flat and that's really due to the continued sluggish nature of the chemical and specialty chemical demand. Just recently we've seen data that showed production in North America chemical up 0.4% versus last year and October it was down further than that. We did see plastic volume increases of 7.3% and IBC growth at 10.4%. That's really relative to two things. One, it's a broader and diverse end-use markets that's in stronger pharmaceutical and food demand in those product lines. Fiber drum is now 3%. Really, the ag markets finished faster than they did prior year.

If you look in EMEA, we got off to a very, very slow start in the fourth quarter. Our steel volume in Europe and EMEA was down 6% and again, predominantly that was impacted by a six-week lull coming out of the holiday season. We also a saw shorter ag season in Portugal and Southern Spain, particularly compared to Q4 which had a longer ag season. On a positive note in Europe, we had a very strong steel demand in Russia and parts of Eastern Europe. The real positive note is both our large plastic drum was up 9.2% and IBCs were up 11.5%, which are continue improvement and that new platform continues to please us.

If you look at Latin America, we actually saw some improvement in Latin America. Our steel drum demand was up 4.6% and plastics up 1.9%. The predominant drivers of that in Brazil; we had seasonal juices and better demand in agrochemicals. We also are starting to see a little bit better demand across the balance of Latin America, particularly on ag and food and seasonal juices. I will comment, though, with Brazil predominantly, industrial demand in chemicals is still very, very challenging.

Q4 2016 Earnings Results Conference Call Script Page 3

In APAC in the fourth quarter we had good growth in steel drum, 6.7%, and the demand predominantly was surrounding China. We had some weaker chemical and lubricant demand in Southeast Asia, predominantly around Singapore. While it's noted that our demand was good in China, it was actually GDP growth which was the weakest pace it's been in 25 years, but from perspective standpoint, it still grew 6.7% in the last quarter. That gives you a little bit of the view of the fourth quarter, Ghansham. Hope that's helpful.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
Yes, it's very helpful. I guess as a follow-up on, sticking with RIPS for 2017, sort of what are you expecting in terms of the range for volumes for RIPS? It's been awhile since we had to deal with inflation but steel prices have started to move up quite a bit. How should we think about the sensitivity on your operating income in terms of movements of steel and plastic resin, et cetera? Thanks so much.

Pete Watson - Greif, Inc. - President and CEO
Let me -- two points. Let me talk through what we view 2017 to look like and I'll do the same thing. I'll walk around the world and give you perspective in each of the regions and then I'll make comment on some of the inputs on raw materials.

In 2017 we expect steel demand to be very sluggish, similar to what we saw this year, on steel which is our largest is substrate, probably anywhere from zero to 1% on a global macro basis. Again, we do expect to have higher growth in our plastic business and our IBCs and that will range between 2% and 4%. Again, if you look at a smaller base of business, smaller market shares with more opportunities for the right type of growth.

If you look through regionally in North America, data from the American Chemistry Council expects to see slightly better results in the chemical business in 2017 based on housing starts and continued momentum in the automotive production. Still, because of our market share and because of our fact that we are focusing on quality of share as opposed to quantity of share, we still expect 0% to 1% growth in North America on those steel drivers with higher growth rates in IBC and our plastic business. In EMEA, we did see more encouraging manufacturing PMI data that came out last week. Our feeling is that in the chemical sector, especially in Western Europe, we expect to see sluggish demand, although when you move over to Eastern Europe, predominantly in Russia, we expect to see similar strong demand that we experienced this year.

We do have throughout 2017 some ongoing growth projects we're executing on and that should impact what we are doing in Saudi Arabia in steel drums and in our IBC markets. APAC, again, I think we expect better demand in China in both our steel business and IBC segments, relative to the comments I made about Q4. We have seen slight pick up in the lubricant business in Southeast Asia, so we're hopeful we'll see that continue throughout the year.

In Latin America, I think the general consensus is broader markets could improve really from a very, very poor base. As you know, there's been significant economic turmoil in that region. We do believe our agribusiness and food business will grow at 1% to 3% range and while Brazil is improving there is still significant challenges in that country and we do not expect growth in the industrial chemical markets in that region. I hope that answers your question.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
Yes, thank you very much.

Pete Watson - Greif, Inc. - President and CEO
If you want to make comments on the input cost and particularly in steel, so we've seen since probably our second quarter in 2016, going through what we know today and what we expect throughout 2017, to see systematic trends of price increases globally on cold-rolled steel. As you guys know, it's predominantly, there's been tariffs and duties by governments in US in Europe to restrict some imported steel from targeted countries. There has been also some improved demand, mainly in the automotive sectors, Germany, China and the US. There's also been reduction in supply and trying to equal out demand and supply ratios across the world. We expect that to continue to improve.

Again, as you know, predominantly we have pass-through mechanisms, so we will be very diligently in executing on those pass-through mechanisms as we go through the year. This was not unexpected. Our sourcing and supply chain has positioned us very well in each of our regions with good quality strategic suppliers to serve our needs, so we're in good shape in regard to how we respond to rising input cost in that business.

Q4 2016 Earnings Results Conference Call Script Page 4

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
Okay, terrific. Thanks so much.

Pete Watson - Greif, Inc. - President and CEO
Yes, sir.

Operator
Your next question comes from Chris Manuel from Wells Fargo Securities.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Good morning and first just one general comment. Thank you for the added disclosure here. That helped with the currency stuff in the back and a lot of the commentary thus far on what's happened to some of your materials and regions is very helpful. The improved disclosure is very helpful.

Pete Watson - Greif, Inc. - President and CEO
Thank you. Good to hear it from you.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
I did want to ask about a couple things. One, one of the things you mentioned, just we'll start with a big picture question, was looking at opportunities to regrow within the portfolio. There's a couple natural questions come out of there. One would be, what sort of leverage rate are you targeting to get to and would you be comfortable operating in? Two, what types of assets would you consider as core? Would you look out within the portfolio and as targeted areas to grow? Is it effectively doing what you're doing now or are they, want to borrow an old term, core adjacencies or what have you that you would look at? Are there any other things as you look through your portfolio that might be add/deletes?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Chris, it's Larry. Nice to hear from you and thanks for the compliments on the disclosures. We are trying to be good at serving you guys, our customers, and listening to what you need. Hopefully we're being responsive, so thank you for that.

Second, on our leverage ratio, we remain consistent to our view of appropriate capital structure for us outside of a time when we may do an acquisition and drive it up for a short period of time to go back down but in that 2 to 2.5 range is what we've consistently stated and what we continue to target. Relative to things that we might look at, as we said at our last earnings day, and I think we've been fairly consistent, we want our teams focused 100% on completing this transformation. We continue on our path of Pete and I and a very small group focused on okay, assuming that we do accomplish that, which we believe we will, then we would look forward.

We continue to explore what areas of interest we would have, what adjacencies, what other opportunities and we're still in the midst of working through that, Chris. We plan to talk more about that at our Investor Day in June and we'll tell you by then what we've determined. I would say, and we've consistently said, that it's not like we don't answer the phone. If people are calling us about opportunities we will listen. I would say, though, that it would have to be a very, very attractive situation that we would feel very comfortable with, which would mean very aligned to what we already do. With the current pricing in the market for opportunities, they are pretty rich. Now, of course, incremental cost of capital is pretty cheap. But right now we are not actively in the market looking for anything.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Okay. That's helpful. One other question for you, Pete. You've got, it looks like, or from industry publications, 40 of the 50 in there for a corrugated increase. What's your feeling of is the other 10 likely going to go through? I think you talked about that hitting you next year. How comfortable are you are where things are on a price/cost metric? I know that energy costs continue to move higher and OCC moves higher. Any thoughts you have along those lines?

Q4 2016 Earnings Results Conference Call Script Page 5

Pete Watson - Greif, Inc. - President and CEO
No, that's good. Thanks for the question, Chris. When I reference our guidance, in our guidance calculations, we are just putting in what the RISI published index went up. When we talk about what we're doing in the market, we really do not disclose any specific pricing action because that's confidential as it relates to our individual customers. As you know, OCC just did go up. We've had an escalation of natural gas so the input costs are increasing.

Our demand is very, very healthy right now. We're really focused on how do we execute and get the price increase through our system completed by the end of January, which I'm very, very confident that will happen. Then that leads to what might happen later in the year if those input costs continue to grow and demand stays healthy. Again, I try not to talk about hypothetical situations. I'm just dealing with what we got to do to execute in the current environment and I'm real pleased with the progress our team is making on that front.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Okay, that's helpful. One last question. Post-election, there's been a lot of discussion of having more protectionist world, whether it's NAFTA, whether it's what have you and can trade different places. Any -- big-picture question is, any thoughts of how that may relate to Greif and things that could help or hurt you? In particular one of the areas I'm thinking about is it's been difficult at times to quantify what happens when raw materials like steel move up and move down, because you guys move quite a bit of material across boarder, different directions to try to take advantage of opportunities here or there. Does this -- maybe encourage you to rethink the business model or how you do that to make things more local or more direct pass-throughs or any impact along those lines?

Pete Watson - Greif, Inc. - President and CEO
Yes, it's a really good question. In regard to the political election, I think it's really too early to determine what may or may not happen. In regard to trade, we're certainly seeing currently and I explained what's happened in the steel markets and putting protection tariffs on export/import steel. We're in good shape with that. We're positioned very well for it. Most of our sales around the world are inter-region or inter-country, so I don't see that being a huge impact.

In regard to pricing, I think any time in any of our businesses you have raw material increases and decreases and we continue to look at how we get better contracts and price adjustment mechanisms to ensure we are fairly rewarded for what we do. We feel really comfortable with how our team executes on those and making sure we have the right types of mechanisms in the right businesses in the right geographies so we can be successful. I'll let Larry make any other comments he might have on that.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Yes, I would have just two. I mean as Pete said, I think it's too early for us to predict any direct impacts in our business of any of the policies being discussed. Clearly tax policy is important to us and we would be quite pleased with improvement on the corporate tax structure here in the US. That would benefit us quite a bit if the maximum rate is dropped anywhere in the magnitude that they are speaking of, as well as being able to have more free flow of earnings around the world. Both concepts would be something we would be much in favor of. Outside of that, to the extent that it drives up raws, obviously it drives down the percentage of margin as the PAMs adjusts up, but it protects our dollars in those contracts. Hopefully that's helpful, Chris.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Yes, thank you. Good luck, guys.

Pete Watson - Greif, Inc. - President and CEO
Thank you.

Operator

Q4 2016 Earnings Results Conference Call Script Page 6

Your next question comes from George Staphos from Bank of America Merrill Lynch.

George Staphos - BofA Merrill Lynch - Analyst
Hi, everyone. Good morning.

Pete Watson - Greif, Inc. - President and CEO
Hi, George.

George Staphos - BofA Merrill Lynch - Analyst
Thanks for all of the details and would agree with Chris, again, really appreciate the additional details. You guys have done a 180 in the last couple of years on this, so thank you. I want to, for my two questions, and then I'll turn it over and come back, I want to hit on pricing. What opportunity
-- to start, what opportunity do you think you have to further drive and sustain the price mix performance in RIPS? Any sort of qualifying discussion around that would be helpful. That's number one.

Then switching gears and I'll turn it over, as regards to taxes, the effective rate we calculated on an adjusted basis was somewhere in the mid-40%s. You mentioned there was some corrections identified through control measures, I believe, that led to that. My guess is also there was some, from your verbiage, there was some earnings in regions where you didn't have deductions. Can you comment on what drove that? Really more interested the control measures and hopefully there won't be anymore corrections down the road. Thanks.

Pete Watson - Greif, Inc. - President and CEO
George, I'll take the first part of the question and hand the second over to Larry. In regard to what we can do, really I believe you're getting at how do we continue to drive our gross margin improvement and it's really a couple levers. Its already been mentioned, there is more upward volatility in pricing in most of our key raw materials in all of our businesses, so to be really critical we execute on our price increase and price change strategies throughout the region. We have a real good strategy and its been ongoing actually from the last six months, so I'm very comfortable with our ability to execute on that.

When you look at other levers to improve that margin, it really comes back to all of the elements in gross margin management. It's margin and product mix management. What we want to do is ensure that we are selling into the right markets with the right products and we do extensive evaluation on what our profitability is on certain products throughout our portfolio. That's been a big push for the last year. I think it's part of our gross margin expansion. We also have significant opportunities in operational efficiencies and our focus is really on process stability and process reliability. One large lever we have across all our business is how do we reduce and eliminate unplanned down time. There is a lot of upside margin opportunity inside our four walls.

Another large lever is just our sourcing supply chain efficiency. I would tell you we are very, very good in sourcing. We have opportunities across our business portfolios and how we can be better on the supply chain efficiency. We are moving to centralized management of our supply chain on inventory management and controls. There's a significant focus on how we improve our margins in that regard. There's as much opportunity in margin inside our four walls as there are in the market. Really at this point very pleased with how our team's reacting to that and executing on that but again as, I mentioned, I think there's still more opportunity for us to control those levers that we can control. I think that's where you'll see some of the improvement.

I'll turn the balance of the question over to Larry.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Thanks, Pete. Thanks, George, for your question.

On the tax area, I think it would be an understatement to say that the tax arena has become more and more complicated for any and every country
-- or company that is international in nature, as foreign jurisdictions continue to just enhance their sophistication, not only in their laws and regulations but also in their enforcement. You combine that with us being relatively complicated in structure because of the global nature of our business and us

Q4 2016 Earnings Results Conference Call Script Page 7

not having what we believe was appropriate controls on a worldwide basis in the tax area, so we have significantly enhanced our control infrastructure for our tax function. That's the good news.

The bad news is you work through that and you take into account items that perhaps were not considered appropriately on a consistent basis and also the changing nature of court developments in foreign jurisdictions and that kind of thing. All of those things came together in this quarter and identified things that lead to about 6.5% increase in our adjusted tax rate for changes in our uncertain tax position estimates, some transaction-related tax expense items related to some of our shifting of cash between entities and then just some items in looking at our deferred tax analysis.

We also disposed of a majority interest in one of our businesses that we were not the rightful owner for, in a jurisdiction that does not permit any tax benefit on a loss on a sale of a business. It was one of our targeted activities that we did not think would get completed in the fourth quarter but did and so that's why it was not in our initial forecast.

Your calculations are roughly correct, George. For the fiscal year, our book rate was effectively about 47%. Our adjusted tax rate is more like 33%, and our fourth-quarter rate book was an astounding 81.3% and our adjusted was about 43.4%. I'd also note that some of the tax items we identified were actually related to joint ventures and factoring that in as you adjust through our NCI, that annual tax rate on a book basis, GAAP basis, was actually dropped about 45.2% because there was a higher proportion of tax items related to those interests. I do then address your comment at the end that you hope things are less volatile in the tax area going forward. We share that wish and I do believe the control structure that we've now put in place will drive that only to be mitigated by, as I indicated, substantial changes in jurisdictional issues and tax enforcement and tax laws around the world.

George Staphos - BofA Merrill Lynch - Analyst
Larry, that's great. Very complete. I will come back with the next couple. Thank you.

Operator
(Operator Instructions)

Your next question comes from Justin Bergner from Gabelli & Company.

Justin Bergner - Gabelli & Company - Analyst
Good morning, everyone.

Pete Watson - Greif, Inc. - President and CEO
Hey, Justin.

Justin Bergner - Gabelli & Company - Analyst
First question relates to the improvement in price in your Rigid -- price mix in your Rigid segment. I guess it was on the order of 10% this quarter for primary products, and if I recall sort of slide from primary products that was then corrected to all products last quarter. It was about 5% on price mix. Can you sort of talk about what's driving that price mix increase? Is it just sort of passing through higher raw materials or is it more walking away from certain business? Why didn't we see more margin leverage from that increased price mix?

Pete Watson - Greif, Inc. - President and CEO
Yes, that's great, thanks. It's really two points. You mentioned the first. We have seen and have experienced really for the last four to six months increased input cost on steel and mainly steel and some resin. We have been passing through our material cost increases on our price adjustment mechanisms all around the world and that's been fairly constant in all regions, so that's one.

Second, there's been a very large focus as we've talked about on the quality of our market share pursuit as opposed to quantity of our market share. We have increased margins on pricing and on what products we sell in what markets to get the right value that we believe we serve and provide to the

Q4 2016 Earnings Results Conference Call Script Page 8

customers that we're in. Those are two big drivers. We are very pleased with the progress we're making, particularly on a focus on the quality of market share and what we are doing in regard to customer service excellence and how we are driving improved attentiveness to meeting our customers’ needs, which is hand in hand with that value over volume or the quality of the market share focus and how that improves margins.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
The only thing I would add is, and I said this earlier and I think you're aware of it but just to reiterate it is, as we pass through the raw material price increases, obviously if we maintain the margin dollars through those elements, our margin percentage drops slightly.

Justin Bergner - Gabelli & Company - Analyst
Okay. In terms of the acceleration from 5% to 10% versus the prior quarter, was that mainly raw material cost? Because I know you'd been sort of trying to price for value last quarter as well.

Pete Watson - Greif, Inc. - President and CEO
It's predominantly been raw material increases, correct.

Justin Bergner - Gabelli & Company - Analyst
Okay. Thank you and just one more question if I may. How much restructuring cost outside of the adjusted EPS are you factoring in for the just-started fiscal year? What's the adjusted tax rate that you're using?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Sure, Justin. We're right now expecting that we would have restructuring expense for book purposes of about $15 million to $20 million, while we would end up with restructuring cash outlays of $20 million to $30 million because some of the expense we took this year, you have delay in the payments. I'll just go on to indicate that as we've said previously, we anticipate that we will be through these kind of restructuring activities and those type of things in the beginning of 2018, so hopefully we're down to just nominal levels is the game plan, although you always have some as you work through and try to continuously improve operations. That also assumes no rapid path of acquisitions where you might do some things like that.

On the tax rate, we would expect that our GAAP book effective tax rate in 2017 will be in the 34% to 38% range and non-GAAP being four points, sort of three to four points below that.

Justin Bergner - Gabelli & Company - Analyst
Okay, thank you.

Operator
Your next question comes from Adam Josephson from KeyBanc.

Adam Josephson - KeyBanc Capital Markets - Analyst
Thanks, Pete and Larry. One on just the seeming disconnect between your global industrial demand you've talked about as being tepid, including in your steel drum business in the US, with this very healthy containerboard and sheet demand you're talking about. Can you help us understand why the two trends are so different at the moment? What exactly is picking up in your containerboard and sheet business in the US that's not picking up seemingly elsewhere, including in your Rigid business?

Pete Watson - Greif, Inc. - President and CEO

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No it's a good question and so let me answer it this way. If you look at our Rigid Industrial Packaging business in the US, our end-use market segments are very, very narrow. It's predominantly chemicals and by-products of chemicals. How that chemical sector plays and how that impacts small packaging, which is drums, is more concentrated. When you go over to our Paper Packaging business, as you know, we are a raw material supplier to box plants, both independent and integrated box plants, and so the end use markets we end up serving are very, very broad and very diverse. That diversity helps us in regard to growth.

I'll tell you, from a -- if you look at our growth in Paper Packaging and kind of what the facts are behind that increase in volume, and I think the CorrChoice volume of 9.7% is really the indicator, because that pulls the mill volume. But if you look at maybe three parts of that, that explain it. We've had really strong demand from our strategic customers and growth with those people is very, very healthy. Our specialty products grew 21% versus prior year and that's predominantly in triplewall packaging which again is a broader segment of industries we're serving. The litho laminated graphics packaging is more consumer end and retail shelf ready and our coated linerboard sales, so the growth is really based -- also the growth is based on the recent investments we've made in the past two years.

If you kind of strip out the specialty products growth and you strip out that sixth corrugater we put in Charlotte, North Carolina, the business still grew 7.5% versus prior year. Again, I'd just point to the fact that we are aligned to customers that are very entrepreneurial. They are very focused on their customers who demand specialty, value-added, high service-oriented packaging requirements. Those strategic customers, predominantly independents, are winning their fair share of the market and because we serve them and because we do a great job serving their needs, we are in turn growing with them. That's how I see the difference in the US in those two businesses.

Adam Josephson - KeyBanc Capital Markets - Analyst
Thanks. I have one cash flow question but just before then, just are there specific end markets that your customers are seeing a pick up in? Again, I'm back to this, if chemicals is not really picking up and industrial at large is not really picking up, what are these paper end markets that you see really picking up, just based on what your customers are seeing?

Pete Watson - Greif, Inc. - President and CEO
Where we are located, obviously in the Midwest and the Southeast, there's a lot of automotive, tier 2 and tier 3 automotive suppliers that as you know, I think the automotive production was 17.3 million cars, which I think was equal to a record. That's been one example of end use that is a little different than what our Rigid customers would be in.

Adam Josephson - KeyBanc Capital Markets - Analyst
Okay, thanks. Just one on cash flow. In fiscal 2016 your adjusted net income was about $140 million. Your free cash flow was about $200 million. Obviously there's a big gap between the two. It seems like you're expecting that gap to close pretty significantly in fiscal 2017 just based on your earnings and cash flow guidance. What would you say is the normal conversion rate over time from adjusted net income to free cash flow? Thanks very much.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Yes, fair question. I would first point out that a big driver of this cash flow improvement over the last two years has been our concentrated focus on managing working capital. You can have some pick up, obviously, in cash flow just from improved results, which is what you're mentioning but then to the extent we manage that the inventory levels and receivables and payables, which we have done a great job of improving in the last two years, that's driving that gap or has driven that gap. Then as that lever becomes less of a driver, because at some point, you're just trying to manage it so that you don't increase working capital as you increase sales to help it be a cash generator, then you're going to migrate back towards what's happening in your EBITDA.

The more difficult element becomes taxes. I'd say that because GAAP taxes are based on providing for taxes no matter when they will end up being paid. The secret of tax planning over time is more about deferring when you pay taxes than it is about eliminating taxes, because the latter is not a very easy thing to do. Looking at net income can sometimes be difficult. I'd say focusing on EBITDA and trying to understand where cash taxes are would be a better way to look at it. I do think we will, as you stated, be migrating more to our income and EBITDA being an indicator of our current state cash flow, which we laid out in our transformation commitments that we believe that will be in that $205 million to $225 million level. Now, that has not yet been impacted by further currency factors at this point but that's where we see this business on a recurring basis in its current state.

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Adam Josephson - KeyBanc Capital Markets - Analyst
Thanks a lot, Larry. Best of luck.

Operator
Your next question comes from George Staphos from Bank of America Merrill Lynch.

George Staphos - BofA Merrill Lynch - Analyst
Thanks very much. Maybe sticking on cash flow, my next two. First off, what drove the timing factors that you cited that created the excess cash flow in 2016? Obviously, you guided us for 2017 so we know where you're targeting, but wanted to understand the mechanisms there. Then I had a market question for you.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Yes, sure George. Let me first talk about how it improved just in the fourth quarter from the $160 million to $190 million range we had given in the last call. Operations were better. That drove about $4 million up above the higher end of that range. Our working capital management was - - actually we had talked about something in zero to $20 million and we ended up with a $24 million pick up for the year. CapEx was slightly lower and that was not any intentional delay. It was just timing on when did orders for equipment and that kind of thing, no conscience managed that down, no heroic activities or anything else. We're trying to be very prudent managers of working capital.

We did have the benefit and we spoke earlier in the year of the fact that we were going to have lower tax -- cash taxes this year of $20 million just from the timing of payments related to some of the discrete tax planning opportunities we had. The working capital management, the operations improvement and that tax idea are really what drove the significant improvement in our free cash flow for the year, George.

George Staphos - BofA Merrill Lynch - Analyst
Okay. Appreciate that. Just as an aside, can you remind me what is the guidance for CapEx for this coming year? If the markets are suggesting the economy is getting better whether or not you're seeing it in industrial, do you see a need to maybe ramp CapEx ahead of what might be an improving demand picture?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Yes, thanks for the question, George. Right now, we would say that we are going to be very similar in capital expenditure next year, probably pretty narrow, in the range of $95 million to $105 million and we believe that with our consolidated, shrunk-down footprint, less plants and the fact that we expanded a significant amount of capital in our Paper business over the last few years, that this level of CapEx spending is very sufficient for what we would like to accomplish. That said, what we have also indicated to our business unit leaders is that look, if there's a very compelling project that you can bring to us and demonstrate and be held accountable that produces excess return for us, we're going to listen to it, because as long as we are confident that we are going to drive the operational improvements that we see this year and the working capital management that we see, we feel very comfortable about our cash flow situation and really comfortable about our balance sheet leverage.

We aren't going to be what we would call foolish and turn down a nice opportunity if someone brings it, but we're also going to be extremely tough on scrutinizing any additional projects that get brought to us. May be an indirect way to answer your question, George, that yes, we are open to looking for things that would allow us to produce top-line growth but we're going to be very stringent on handing out that capital.

George Staphos - BofA Merrill Lynch - Analyst
Okay, you know what, let me turn it over and I'll be back. Thanks, Larry.

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Operator
Your next question comes from Justin Bergner from Gabelli & Company.

Justin Bergner - Gabelli & Company - Analyst
Thanks good morning. Thanks for taking my follow-up. In regards to the sustainable free cash flow number coming out of 2017 or the run rate, what is the difference between the 2017 guidance on free cash flow and the 2017 run rate commitment? Maybe if you could just sort of talk about the difference between book and cash taxes that are baked into your cash flow assumptions, that would help clarify things as well.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Let me take the latter first because on things like impairments, restructuring charges, those kind of things, and depending on where they are, Justin, oftentimes we get no tax benefit for things that we're taking write downs on, so that drives that GAAP rate higher just because the denominator is lower. We've spent a lot of time in the past talking about various operations where we had valuation allowances because we had tax losses in legal entities that don't have prospects for turnarounds. Some of those things are impactful, although if we are able to turn around operations in some of those, we could have a book tax benefit because we would not incur tax expense on those. There's a lot of detail behind that.

Let me come back to the difference between our cash flow guidance for 2017 and our transformational guidance. All of the transformational guidance we laid out in June of 2015 and then updated in June of 2016 is on a run rate basis coming out of 2017. Things that we do this year, for example, to improve the efficiency of our back office operations, for example, if we identify things, let's say we would reduce headcount by five or something in June, and I don't have a specific thing I'm referring to there, but if we did, then we would only be receiving a partial year benefit in 2016 -- or in 2017 but then it would be for a run rate rolling out, you'd get the full-year impact. That's the differential. It's those type of items that get implemented this year but will have permanent impact for us, Justin, so those are the two differences.

Justin Bergner - Gabelli & Company - Analyst
The 2017 run rate commitment for free cash flow is not tied to the 2017 EPS guidance. It's tied to something better than the 2017 EPS guidance.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Correct.

Justin Bergner - Gabelli & Company - Analyst
Okay. Then just to clarify, on the 2017 guidance for free cash flow, is there -- beyond sort of the net income and the difference between CapEx and depreciation, is there any additional boost from working capital or cash taxes versus book taxes on an adjusted basis?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Let me walk through just at a high level. There are so many puts and takes on elements of cash flow that this is very high level, but I think it might help you and the others. We end up this year with $200 million of free cash flow. We've had this tax benefit of $20 million over what would be a normal level of taxes, so say that takes you to $180 million. From operational improvements that we're building into our guidance for next year, it's net of tax, that's a range of $14 million to $28 million in our guidance range. Then working capital will go anywhere from a negative because of increased sales on the higher end of that operational performance to a benefit of $2 million. If you put all those things together, you'll get the range of $180 million to $210 million. Obviously, as always, we will be working hard to do better than that on both the operational side and the working capital side. I'm always challenging our tax guys to come up with better planning there to reduce it but right now, that's our best guidance at what we expect for cash flow for this year.

Justin Bergner - Gabelli & Company - Analyst
Okay, thank you.

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Operator
Your next question comes from Chris Manuel from Wells Fargo Securities.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Thanks for taking a follow-up. I wanted to, if I could, Pete, dig in for a second on the Flexibles business. If I look at the year-over-year improvement as you've given us on slide 9 and I look at what's come through probably in SG&A and what's come through up in the gross profit side, it appears though it's kind of split evenly. Call it $10 million in each for round numbers. If I remember from your last Analyst Day, I think you talked about having maybe $20 million, $25 million of SG&A savings to come out of the business. I kind of pause at this from the position as we look forward to

2017 and beyond, is that about what we're thinking about as the opportunity, is an incremental $10 million to $15 million of improvement in EBIT out of that business? If so how are you thinking about the growth angle? Are you starting to see growth? Could that be incremental on top of that?

Pete Watson - Greif, Inc. - President and CEO
Chris, on the growth, we think there's nice growth opportunity mainly around organic growth. We have open capacities inside our current footprint and so we expect to have a much higher organic growth rate on just outselling and winning customers and wallet share in customers because we have a more stable operation now, we've restructured our commercial teams, so that becomes a bigger part of it. We would not talk about any strategic growth until we feel very, very comfortable that we've met our transformation commitments and feel very, very strong about the strength of that business.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Yes, and Chris, I would just say, and I'd point back to the transformation guidance we gave on FPS back in June, where we talked about coming out of next year with SG&A at $38 million to $43 million and trying to drive up to our gross profit levels. We remain committed to those targets right now and with the improvement that the new management leadership team in FPS has, we're more comfortable with that. There's still -- they still have a lot of work to do, but we're very pleased with the progress.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
But Larry, does that sound about right, that there's, call it, $10 million to $15 million more left in SG&A costs to come out in that business?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Yes, I think that's in the right range, Chris. Obviously, we've always said the transformation plan for that business goes through 2020, so looking further out we think there's more. But yes, for the commitments that we made, you're correct.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
That's all I had. Good luck, guys.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Thank you.

Operator
Your last question comes from the line of George Staphos from Bank of America Merrill Lynch.

George Staphos - BofA Merrill Lynch - Analyst

Q4 2016 Earnings Results Conference Call Script Page 13

Thanks. A couple questions, guys. On the customer satisfaction index, obviously you're at or above your target in Paper. Are there any learnings, any things that you're doing in Paper that are replicable? Clearly you're making progress, but are replicable either in Flexibles or Rigids? My other question would be, you're seeing good momentum in plastics and IBCs. What sort of market position do you want to get to in those businesses over the next couple of years? How important is reconditioning to growing those businesses over time? Thanks and good luck in the quarter.

Pete Watson - Greif, Inc. - President and CEO
The first question around customer service index, so we're very, very pleased with the progress we are making both in our customer service index and net promoter scores. Just make sure to better understand, this is a long journey and it's really important that we fundamentally improve our capabilities to serve our customers. Paper Packaging is best in class in both net promoter score and CSI and we do use best practices from that business throughout the organization.

We also have best-in-class performance by individual plants or regions in our Rigid Industrial Packaging business and Flexible business, so that's a big focus, how do we have learned sharings to improve our overall system. I'd also comment that we believe very strongly that excellence in customer service, there's an alignment to really good performance and when you look at our Paper Packaging business, they are best in class in customer satisfaction and they are very good at executing in their business performance.

In regard to your second question, about IBCs and plastics and market share and growth, I want to reiterate what we are trying to do is less emphasis on what market share position we have. What we are trying to do is how do we improve the value we drive out of those two businesses, particularly IBCs. We want to grow the business but we want to grow the profit and the value in the business and if that means we will grow market share, that's great, but that's not the whole intent. The comment on reconditioning, reconditioning is very, very important and specifically in IBCs. That's as much a supply chain business where you have new cages, new bottles and how you collect those cages and bottles and repurpose them is a big part of the value chain that we deliver to customers and to our business. You'll see a continued emphasis on how we improve the reconditioning component, particularly in IBCs, around the world.

George Staphos - BofA Merrill Lynch - Analyst
Would you say, Pete, just to follow on, would you say that in recognizing that at the end of the day profit and cash flow is more important than market share, would you say that growing that business collectively is perhaps a bit more crucial, given your existing position in metal, which maybe it has less of a strong growth curve from an industry standpoint down the road and you're obviously a very large player in that market, or would you not disagree -- would you not agree with that and why? Thank you.

Pete Watson - Greif, Inc. - President and CEO
I think that's a good statement and another big part of having a diversified portfolio in our Rigid business, so it's steel, plastic, IBCs and fiber, is we are able to grow with our strategic customers when they have migration of products from one to another. We really have no bias to what products they use. We just want to be in a position to serve their needs.

I will tell you IBCs are growing at a much faster pace around the world than any of our substrates in Rigid Industrial Packaging, so it's important that we're in that. It's important we have the capability to serve our global customers. I guess my point is we have to become better at returning our cost of capital and beyond in that business so when we grow, we grow our top line as well as our bottom line. We'll grow intelligently for value, similar to our quality of market share versus quantity of the market share. In summary, that's an important part of our business. We have to grow and we have to grow from a value position first.

George Staphos - BofA Merrill Lynch - Analyst
Okay. Thank you very much, Pete.

Pete Watson - Greif, Inc. - President and CEO
Thank you, George.

Q4 2016 Earnings Results Conference Call Script Page 14

Operator
There are no further questions at this time. Mr. Eichmann, I turn the call back over to you.

Matt Eichmann - Greif, Inc. - VP of IR and Corporate Communications
Thanks a lot, Melissa. That concludes our discussion for today. The replay of this question-and-answer session will be available later today on our website at www.investor.Greif.com. We really appreciate your interest and your participation today. Thank you and have a great remainder to your week.

Operator
This concludes today's conference call. You may now disconnect.

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